MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MAA ANNOUNCES PROPERTY ACQUISITION AND PLANS FOR A NEW DEVELOPMENT

MEMPHIS, Tenn., January 23, 2006: Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today the acquisition of The Preserve at Brier Creek, an upscale apartment community located in the heart of the “Research Triangle” of Raleigh, Durham and Chapel Hill, North Carolina. The property is located in close proximity to two of Mid-America’s existing properties and will generate additional operating efficiencies for the company in the Raleigh, North Carolina market.

The Preserve at Brier Creek was developed in 2002 and currently includes 250 upscale apartment homes. The high-end property was purchased for $25.7 million at an expected ingoing NOI yield of almost 7%. The community encompasses several resort-style amenities including swimming pools, a fitness center, putting green, basketball court, garages and a car care center.

Mid-America also purchased adjacent land on which it plans to develop 200 upscale apartment homes as a second phase to The Preserve at Brier Creek community. Construction is expected to start in the second quarter.

Drew Taylor, Mid-America’s Director of Asset Management said “the purchase and expansion of The Preserve at Brier Creek property continues our established and disciplined practice of adding high-quality communities to the portfolio and is in line with our strategy to increase investment holdings in high growth markets.”

Mid-America is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 38,477 apartment units throughout the southeast and southcentral U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or call (901) 435-5371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, renovation and development opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.